Exhibit 99.1

GTSI Delivers Record Sales for Third Quarter

Growth seen in both civilian and defense agencies

CHANTILLY, VA. – October 29, 2004 – GTSI® Corp. (NASDAQ: GTSI), a leading government technology solutions provider, today announced financial results for the quarter ended September 30, 2004, and monthly sales for September 2004 (see attached tables).

For the third quarter 2004, GTSI reported sales of $330.6 million, a 21.1% increase from $273.1 million during the same period a year ago.  The company reported $10.5 million of net income versus $3.5 million of net income a year ago.  Reported earnings per share (EPS) for the third quarter were $1.13, an increase over EPS of $0.39 from the same period a year ago.  Reported EPS for the nine months ended September 30 was $0.80 versus $0.31 for the same period a year ago.

During the quarter, GTSI reversed certain aged accrued liabilities of $10.1 million, decreasing cost of sales and increasing gross margin.  For comparative purposes, adjusting for this quarter’s accrued liability reversal, net of tax, net income for the third quarter 2004 would have been $4.3 million and EPS would have been $0.47 for the quarter and $0.15 for the nine months ended September 30, 2004.

“The third quarter results marked the largest quarterly sales in the history of the company.  The GTSI team performed well, going deeper and wider with customers and offering the most sought after technology solutions,” said Dendy Young, Chairman and Chief Executive Officer of GTSI.  “The strategic growth initiative roadmap we implemented during the quarter, combined with the renewed emphasis on increasing margin, were instrumental in the overall strength of the third quarter results.”

Federal IT Budget Trends

On September 29th, with only two out of the 13 appropriations bills enacted, the United States Congress passed a continuing resolution (CR) carrying current FY04 spending for federal agencies through November 20th.  The stopgap funding measure, the eighth since 1996, acknowledged that Congress would not finish its spending bill before the October 1st start of the new fiscal year.  A “lame duck” session is expected in November to either complete the appropriations process or to enact a new CR.

“CR’s have become a way of life for our customers,” said Mr. Young, “but continued pent-up demand for IT solutions gives us great promise for continued growth in IT spending.  Recently an industry and government study found that IT spending is expected to grow to $72.6 billion by the end of the decade from $59 billion in President Bush’s 2005 IT budget request.  This fact, coupled with the ever increasing concern about securing networks and physical infrastructure and storing the vast amounts of critical data, leads us to believe that the growth estimates may be conservative.”

Financial Position

Tom Mutryn, GTSI’s Senior Vice President and Chief Financial Officer, commented, “GTSI’s operating expenses increased in the quarter to $30.4 million versus $22.6 million in the same quarter a year ago.  This increase is chiefly related to our continuing aggressive efforts to comply with the Sarbanes-Oxley (SOX) 404 requirement, the final build-out of our new Enterprise Resource Planning (ERP) system, and increased costs associated with new hires supporting our strategic growth plan. The company continues to enjoy a solid balance sheet with no long-term debt.”

GTSI’s effort to comply with SOX 404 is expected to have a material negative effect on 2004 and 2005 results.

Reported gross margin was $46.7 million in the third quarter 2004 versus $27.5 million a year ago.  This represents an increase in gross margin percentage from 10.1% in the third quarter of 2003 to 14.1% in the third quarter of 2004.  Without the accrued liability reversal, gross margin for the third quarter 2004 would have been $36.6 million, a gross margin percentage of 11.1%.

September 2004 Monthly Results

Sales for September 2004 were $156.2 million, representing a 18.2% increase of average daily sales from September 2003 of $132.2 million.  Month-end total backlog for September was $257.0 million or a 12.6% increase versus $228.3 million for the month-end September 2003.  Monthly bookings for September were $220.4 million or a 3.7% decrease versus $228.9 million for the same period last year (see attached table).

Selected Quarterly Highlights

•                  GTSI is designing and implementing an end-to-end security surveillance system for Super Bowl XXXIX to be held February 6, 2005 through a contract awarded by the City of Jacksonville.

•                  Strategic new hires, including

•                  Barry Culman, as Chief Business Architect

•                  Ken Everist, as Vice President of Pricing

•                  David Samuels, as Vice President of Finance and Corporate Controller

•                  Announced Radio Frequency Identification (RFID) services to ensure that GTSI and its vendor partners are fully compliant with the January 1, 2005 Department of Defense requirements to have RFID on shipped products.

•                  Teamed with two of eight award winners, General Dynamics and Centech, on NetCents, a five year Air Force contract (indefinite-delivery, indefinite quantity) with a ceiling of $9 billion.

•                  Continued to build an organization which will allow the company to reach its goal of doubling annual sales by 2007.  At the end of the third quarter, GTSI had over 800 employees and is on track to reach 850 by year-end.

•                  Created GTSI Financial Services Inc., a fully integrated financing subsidiary facilitating financing transactions across the company’s sales operations.

Conference Call

An investor conference call to discuss third quarter 2004 is scheduled for 11:00 a.m. EST October 29, 2004.  Interested parties are invited to participate by calling 800-247-9979 or 973-409-9254, no pass code is required.  In addition, you may access the webcast on GTSI’s Investor Relations page (www.gtsi.com/ir).  Webcast will be available for replay through October 29, 2005. To listen to the live call on the Internet, go to the web site at least 15 minutes early to register, download and install any necessary audio software.  A replay will be available following the conclusion of the call until November 3, 2004.  To access the replay, please dial 877-519-4471 or 973-341-3080, PIN number 5315999.

About GTSI Corp.

GTSI Corp. is the leading information technology product and solutions aggregator focusing exclusively on Federal, State, and Local government customers worldwide.  GTSI also focuses on systems integrators on behalf of government programs.  For more than two decades, GTSI has served its customers by teaming with global IT leaders like Panasonic, Sun Microsystems, HP, Cisco, and Microsoft. Offering a broad range of products and services, an extensive contract portfolio, and ISO 9001:2000 standard for quality management, GTSI uses its unique Technology Practices to deliver exceptional solutions that help government customers support its critical transformation efforts.  GTSI is headquartered in Northern Virginia, outside of Washington, D.C. Further information about the Company is available at www.GTSI.com/About.

Except for historical information, all of the statements, expectations, beliefs and assumptions contained in the foregoing are “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve a number of risks and uncertainties. It is possible that the assumptions made by management — including, but not limited to, those relating to revenue, margins, operating results and net income, and the effect of new contracts as well as new vendor relationships — may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements.  In addition to the above factors, other important factors that could cause actual results to differ materially are those listed in the Company’s most recent report on Form 10–K and included from time to time in other documents filed by the Company with the Securities and Exchange Commission.

GTSI and GTSI.com are registered trademarks of GTSI Corp. in the U.S. and other Countries.  All trade names are the property of their respective owners.

GTSI Contact:

Paul Liberty

703.502.2540

paul.liberty@gtsi.com

### ### ###

GTSI Corp.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended September 30,		Change from 2003
	2004	2003	Actual	Percentage

Sales	$330,645	$273,066	$57,579	21.1%
Cost of sales	283,922	245,569	38,353	15.6%
Gross margin	46,723	27,497	19,226	69.9%

Operating expenses	30,404	22,640	7,764	34.3%
Income from operations	16,319	4,857	11,462	236.0%

Interest and other income, net	958	840	118	14.0%
Income before income taxes	17,277	5,697	11,580	203.3%

Income tax provision	6,823	2,227	4,596	206.4%
Net income	$10,454	$3,470	$6,984	201.3%

Basic earnings per share	$1.21	$0.42	$0.79	187.1%
Diluted earnings per share	$1.13	$0.39	$0.74	192.5%

Weighted average shares outstanding:
Basic	8,646	8,238	408	5.0%
Diluted	9,255	8,986	269	3.0%

	Nine Months Ended September 30,		Change from 2003
	2004	2003	Actual	Percentage

Sales	$748,257	$641,661	$106,596	16.6%
Cost of sales	661,915	575,333	86,582	15.0%
Gross margin	86,342	66,328	20,014	30.2%

Operating expenses	76,723	63,955	12,768	20.0%
Income from operations	9,619	2,373	7,246	305.4%

Interest and other income, net	2,809	2,317	492	21.2%
Income before income taxes	12,428	4,690	7,738	165.0%

Income tax benefit	4,909	1,834	3,075	167.7%
Net income	$7,519	$2,856	$4,663	163.3%

Basic earnings per share	$0.88	$0.34	$0.53	155.9%
Diluted earnings per share	$0.80	$0.31	$0.49	155.8%

Weighted average shares outstanding:
Basic	8,592	8,352	240	2.9%
Diluted	9,355	9,088	267	2.9%

GTSI Corp.

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	September 30, 2004	December 31, 2003	Change from December 31, 2003	% Change from December 31, 2003
ASSETS
Current assets:
Cash	$136	$177	$(41)	-23.2%
Accounts receivable, net	226,733	181,988	44,745	24.6%
Merchandise inventories	84,393	55,987	28,406	50.7%
Other current assets	13,342	15,490	(2,148)	-13.9%
Total current assets	324,604	253,642	70,962	28.0%
Property and equipment, net	14,165	10,670	3,495	32.8%
Other assets	2,420	4,449	(2,029)	-45.6%

TOTAL ASSETS	$341,189	$268,761	$72,428	26.9%

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes payable to banks	$—	$12,813	$(12,813)	-100.0%
Accounts payable	225,221	152,435	72,786	47.7%
Accrued liabilities	16,682	11,168	5,514	49.4%
Deferred revenue	5,978	8,323	(2,345)	-28.2%
Accrued warranties	4,197	4,555	(358)	-7.9%
Total current liabilities	252,078	189,294	62,784	33.2%
Other liabilities	1,148	1,522	(374)	-24.6%
Total liabilities	253,226	190,816	62,410	32.7%
Stockholders’ equity	87,963	77,945	10,018	12.9%

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$341,189	$268,761	$72,428	26.9%

GTSI Corp.

	Business Days in Month	Sales ($ in Millions)	Year-over-Year Change Average Daily Sales	Month-End Total Backlog ($ in Millions)	Year-over-Year Change	Monthly Bookings ($ in Millions)	Year-over-Year Change Average Daily Bookings
							—
January 2002	22	$46.8	—	$72.2	—	$42.4	—
February 2002	19	50.3	—	99.7	—	77.8	—
March 2002	20	79.6	—	93.5	—	73.4	—
April 2002	22	46.0	—	102.8	—	55.3	—
May 2002	22	61.4	—	115.3	—	73.9	—
June 2002	20	93.6	—	118.4	—	96.7	—
July 2002	22	74.2	—	121.9	—	77.7	—
August 2002	22	82.6	—	131.2	—	91.9	—
September 2002	20	120.0	—	203.6	—	192.4	—
October 2002	23	104.5	—	161.2	—	62.1	—
November 2002	19	94.0	—	106.6	—	39.4	—
December 2002	21	81.7	—	91.3	—	66.4	—
January 2003	22	53.5	14.3%	92.5	28.1%	54.7	29.0%
February 2003	19	55.8	10.9%	85.1	-14.6%	48.4	-37.8%
March 2003	21	69.6	-16.7%	72.2	-22.8%	56.7	-26.4%
April 2003	22	48.3	5.0%	89.8	-12.7%	65.9	19.2%
May 2003	20	60.4	8.2%	86.8	-24.7%	57.4	-14.6%
June 2003	21	81.0	-17.6%	106.2	-10.3%	100.4	-1.1%
July 2003	22	75.5	1.8%	116.5	-4.4%	85.8	10.4%
August 2003	21	65.4	-17.1%	131.6	0.3%	80.5	-8.2%
September 2003	21	132.2	4.9%	228.3	12.1%	228.9	13.3%
October 2003	23	113.0	8.1%	192.9	19.7%	77.6	25.0%
November 2003	18	93.2	4.7%	144.0	35.1%	44.3	18.7%
December 2003	22	106.3	24.2%	102.8	12.6%	65.1	-6.4%
January 2004	21	58.4	14.4%	89.6	-3.1%	45.2	-13.4%
February 2004	19	52.3	-6.3%	83.1	-2.4%	45.8	-5.4%
March 2004	23	67.9	-10.9%	98.0	35.7%	82.8	33.3%
April 2004	22	73.8	52.8%	123.0	37.0%	98.8	49.9%
May 2004	20	72.2	19.5%	132.9	53.1%	82.1	43.0%
June 2004	22	93.0	9.6%	155.0	46.0%	115.1	9.4%
July 2004	21	89.5	24.2%	173.0	48.5%	107.5	31.3%
August 2004	22	84.9	23.9%	192.8	46.5%	104.7	24.2%
September 2004	21	156.2	18.2%	257.0	12.6%	220.4	-3.7%